Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan of our reports dated February 29, 2012 with respect to the consolidated financial statements of Bank of the Ozarks, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Bank of the Ozarks, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Atlanta, Georgia

September 14, 2012